Exhibit 99.2
Mike Lovell:

Good morning and thanks everyone for joining us. Our call will begin with comments from President and Chief Executive Officer Tom Harty, followed by Chief Financial Officer Jason Frierott. Remarks this morning will include forward-looking statements, and actual results may differ from our forecasts. Reasons for differences are described at the end of our news release that was issued earlier this morning, and in our SEC filings.

Certain financial measures that we are discussing on this call are expressed on a non-GAAP basis and have been adjusted to exclude the impact of special items. Reconciliations of these non-GAAP measures are included in our slide presentation, which is available in the investor relations section of meredith.com.

Finally, an archive of the call will be available on our website later today.

Now I’ll turn the call over to Tom.

Tom:

Thank you, Mike, and good morning everyone. I want to start by saying thank you to Mike. Many of you have gotten to know him over his 14 years of service in the investor relations role. Mike has recently taken a new communications-focused role at Meredith. He will continue to support the investor relations function but is expanding his scope to include other communications responsibilities. We expect to name a new IR lead in the near future.

Turning now to our results, I hope you have had the opportunity to see our news release issued earlier this morning.

We’ve also posted a presentation that Mike referenced to our investor relations website to complement our fiscal 2020 earnings release and update this morning. They include additional disclosures we think you’ll find useful.

I’ll start with slide 3.

COVID-19 and its impact on our business remains front and center with everyone today as it was last quarter, and our top priorities continue to be (1) Keeping our employees safe; (2) Delivering trusted news and inspiration to our audience of more than 190 million Americans; (3) Supporting our advertising and marketing partners; and (4) Maximizing free cash flow.

Jason will take you through our financial performance in greater detail.

We accomplished a number of initiatives in fiscal 2020, including increasing brand engagement with consumers and advertisers and improving our competitive position. Let me share a few highlights.

First, in fiscal 2020 we added to our digital businesses and capabilities. For example:

•We built a new technology platform with robust data capabilities supporting our expanding digital activities. This new proprietary platform, which unifies legacy platforms onto the same technology stack, includes not only our content management system, but also our proprietary taxonomy, our 1st party data, and our user identity graph. This prepares us well for a world where third party cookies are no longer supported.

It also allows us to bring together consumer profiles, real-time insights and intent signals to predict trends that inform our editorial and product roadmap, provide personalized experiences to our consumers, and give advertisers the ability to tailor the right messages and products to the users most likely to buy at any given time.

•We advanced our video and audio strategies. Video views grew more than 50 percent in fiscal 2020 across our owned and operated properties. Responding to consumer demand, we published a third more videos during the year. We also launched a series of new podcasts under the Allrecipes, Southern Living, and Parents brands as a way to tell stories in an increasingly popular way. We have more planned, including a new PEOPLE podcast.

•We added to our subscription acquisition and e-commerce capabilities, which are important avenues for growth. Meredith first entered the e-commerce space with the acquisition of ShopNation seven years ago. Since then, revenue growth from our e-commerce activities, including digital couponing, content and affiliate commerce, has been strong – up 28 percent in the year.

Digital advertising revenues grew to 38 percent of total National Media Group advertising revenues in fiscal 2020. Importantly, these content and product offerings increase engagement with our brands, allow us to reach new audiences and provide new and exciting high-value inventory for our sales teams. They also demonstrate our brands and content are platform agnostic and translate well across channels.

Our new platform and data capabilities are already playing a role in recent wins, including an exciting new opportunity with Kroger. This partnership brings Kroger’s household sales data and Meredith’s first-party data together to help marketers identify which shoppers are most relevant to their brands at any moment. The partnership marks the first time brand advertisers on Meredith properties have access to closed-loop sales data from Kroger, allowing them to directly measure incremental sales attributable to their campaigns.

Second, we launched a series of new brands, product expansions and realignments to improve profitability in fiscal 2020.

•In our National Media Group, this includes:

◦The launch of Reveal, a new lifestyle magazine we’re doing with Property Brothers television show hosts Drew and Jonathan Scott; Sweet July, with best-selling author, restaurateur and television host Ayesha Curry; and a new multimedia personal finance brand Millie that’s dedicated to helping women achieve their financial goals.

▪We realigned several brands in our National Media Group portfolio to improve efficiency. This includes closing Family Circle magazine and transitioning Rachael Ray Every Day to a premium newsstand title published on a quarterly basis. This strategy has proven successful with other of our brands, including Coastal Living, Cooking Light and

Traditional Home. Of note, the latter three brands are now also offering subscriptions at a higher price point than under the previous advertising-driven model.

▪Finally, we completed the last of our planned asset sales in fiscal 2020. This includes the MONEY brand; FanSided; and Meredith's interest in Viant and Xumo.

•In our Local Media Group:

▪We launched two national television shows based on the PEOPLE and Southern Living brands. PEOPLE Now was a weekend program during fiscal 2020 and becomes a daily primetime show across our network in early fiscal 2021. Similarly, Southern Living has been expanded to weekly syndication. Leveraging our leading brands across additional platforms is an exciting opportunity and something we hope to scale over time.

▪Our Local Media Group also continued to expand news production and is now producing 745 hours of local content each week. We have seen significant growth in ratings as a result of consumer interest in local news during the COVID-19 crisis.

Turning to slide 4

We pursued a number of initiatives in fiscal 2020 to grow engagement and revenues from the more than 190 million U.S. consumers who regularly interact with our brands. In these challenging times, consumers are looking to Meredith’s trusted brands for important news and information, practical advice, home improvement ideas, recipes, inspirations and moments of escape.

For example, in our National Media Group:

•Visits to our digital brands grew by 14 percent in our fiscal 2020 fourth quarter compared to the prior year period, driven by strong growth in brands focused on food, health and home, lifestyle categories that give Meredith access to an extremely wide audience. These include Allrecipes, Shape, and Martha Stewart.

•Our licensing and digital and other consumer driven revenues grew 8 percent in the fourth quarter of fiscal 2020 and 12 percent in fiscal 2020. This growth was driven by Apple News + royalties, e-commerce, and our performance marketing activities. It also includes stronger sales of our branded products at retail – particularly our Better Homes & Gardens line at Walmart.

•Our magazine business is the largest in the United States, reaching more than 120 million women. This is nearly 95 percent of women and is one of our most powerful points of differentiation. PEOPLE is the industry’s largest brand, reaching nearly 90 million unduplicated consumers. Allrecipes, which has seen strong consumer growth with an acceleration due to COVID, is now the industry’s No. 2 brand. Better Homes & Gardens is also in the top 10. On average, we sell approximately 70 magazines at newsstand and 30 subscriptions every minute.

We continued to see strong growth in various subscription channels that drive high lifetime subscriber value in our fiscal 2020 fourth quarter. These include our owned and operated digital properties, paid search, direct mail and renewal campaigns. For example:

•Demand via our digital and partner networks is strong. Since mid-March, we’ve seen consistent year-over-year growth with conversion rates 50 percent higher than normal.

•Traditional magazine subscription acquisition and renewal efforts for all of our major titles are up strongly as well. For example, two direct mail campaigns for the PEOPLE brand are performing more than 50 percent above our targets, and a campaign for Southern Living is performing at twice our expectations. Other brands are seeing similar levels of performance. In addition, renewals are pacing well above historical trends.

•Additionally, our newsstand business, Meredith Premium Publishing, produces 300 special interest issues annually at prices ranging from $10 to $15. Our strong consumer data capability and high quality brands are competitive advantages, giving us the ability to adapt quickly to changing trends and produce content consumers want under brands that have strong consumer recognition. During Fiscal 2020, we added 13 percent more magazine pockets at newsstand, bringing our total to 1.9 million.

In our Local Media Group:

•Our television stations’ focus on their individual markets drove strong ratings performance throughout the year. For example, during the July rating period, our stations in 7 of our 12 markets ranked No. 1 or No. 2 from sign-on to sign-off. It also drove digital results, as the number of unique visitors to our Local Media Group sites grew 18 percent in fiscal 2020.

•We grew retransmission revenues by 10 percent in fiscal 2020 as we renewed nearly 60 percent of our retransmission consent relationships, and all of our CBS affiliations.

With that overview, I’ll turn it over to Jason. I’ll come back to update the proactive steps we’re taking to address current revenue trends across our portfolio and offer closing comments. Then we’ll invite your questions.

JASON

Thanks Tom.

Let me begin on slide 5.

Looking at 4Q’20 consolidated performance, revenues were $611 million, down $174 million, or down 22 percent from the prior year period. Adjusting for portfolio changes announced over the last year, total revenues would have been down 18 percent on a comparable basis. As a reminder, these strategic portfolio changes lower revenue while improving profitability. These changes include transitioning Rachel Ray Every Day and Traditional Home to premium newsstand titles, adjusting the frequency of Entertainment Weekly to a monthly publication, and closing Family Circle and MONEY magazines.

Advertising related was $260 million, down $141 million, or down 35 percent. Of that, COVID-related cancellations and delays totaled an estimated $110 million across both the National and Local media groups. National Media Group portfolio changes were another $18 million. On a comparable basis excluding portfolio changes, advertising related revenues were down 32 percent.

Consumer related revenues were $331 million, down $25 million, or down 7 percent. Of that, National Media Group portfolio changes accounted for a majority, or an estimated $22 million. On a comparable basis excluding portfolio changes, consumer related revenues were down 1 percent. 4Q’20 COVID-related declines in newsstand performance totaled an estimated $18 million.

We generated earnings from continuing operations of $6 million, compared to a prior year loss of $4 million.

On a consolidated level, we estimate the COVID impact across advertising, consumer and other revenues was $136 million. Swift cost actions were taken including reductions in certain employee-related costs and the deferral of certain investments, which partially offset the sales decline, resulting in an estimated $77 million decline in adjusted EBITDA. As economic activity begins to normalize, we expect these costs to return to normal levels.
On a consolidated basis, adjusted EBITDA was $80 million, down $89 million, or down 53 percent, with COVID being the largest driver of the decline. Adjusted EBITDA results were also impacted by higher digital resource investment.

Cash Flow from Operating Activities grew 33 percent and Free Cash Flow grew 52 percent, due primarily to working capital improvements, lower cap-ex, and lower restructuring costs as compared to last year.

Turning to slide 6

From a segment performance standpoint, I’ll start on the left side with National Media Group.

Revenues were $445 million, down $143 million or down 24 percent. We estimate COVID-related cancellations and delays in advertising, and the impact to consumer related and other activities reduced revenues by $98 million. The portfolio changes I mentioned earlier accounted for another $40 million, with slightly more impact from consumer than advertising. On a comparable basis excluding portfolio changes, National Media Group revenues were down 19 percent.

To give some more context on brand performance during the quarter, those brands focused on what’s most important to consumers today, including food, home and lifestyle, fared better than the National Media Group as a whole. As you would expect, brands driven by travel, luxury and entertainment were more negatively impacted in the quarter.

Operating profit was $7 million. While up slightly year-over-year, the fourth quarter of 2019 included $42 million of trademark impairments that did not repeat.

Adjusted EBITDA was $48 million, down $67 million or down 58 percent. The key drivers were an estimated $52 million reduction due to COVID, along with higher digital resource investment.

On the right side of the page, Local Media Group revenues were $167 million, down $31 million or down 16 percent. COVID-related cancellations and delays in non-political advertising accounted for an estimated $38 million in reduced revenue, partially offset by growth in retransmission and political advertising revenue.

Operating profit was $28 million, down $34 million or down 55 percent, driven primarily by COVID-related cancellations and delays.

Local Media Group adjusted EBITDA was $38 million, down $34 million or down 47 percent, with the vast majority due to COVID.

Turning to slide 7

Looking at Full Year ’20 consolidated performance, revenues were $2.8 billion, down $340 million or down 11 percent from the prior year period. On a comparable basis excluding portfolio changes, revenues were down 7 percent.

Advertising related revenues were $1.4 billion, down $288 million or down 17 percent. We estimate COVID-related cancellations and delays reduced advertising related revenues by $127 million across both the National and Local media groups. National Media Group portfolio changes amounted to an estimated $59 million. On a comparable basis excluding portfolio changes, advertising revenues were down 14 percent. Additionally, political advertising revenues were lower by $79 million, as is expected in a non-political year.

Consumer related revenues were $1.3 billion, down $68 million or down 5 percent. National Media Group portfolio changes accounted for an estimated $67 million. On a comparable basis excluding portfolio changes, consumer related revenues were flat. COVID-related declines in newsstand performance totaled an estimated $18 million. These declines were partially offset by $31 million in retransmission consent fee growth.

Other revenue was $101 million, up $16 million, or 19 percent. Other revenues include 3rd party projects, production support for brands sold, and episodic programming. Performance was driven by third party video projects.

For the Full Year 2020, we recorded $358 million of net special items, the majority of which were taken in 3Q 2020 and related to non-cash impairments of goodwill, intangibles and lease-related assets. These special items drove a loss from continuing operations of $209 million.

Bringing the COVID impact together across advertising, consumer and other revenue impacting the last three to four months of the year, we estimate revenues were down $154 million, with the resulting profit decline partially offset by cost actions previously mentioned. Given the economic uncertainty, we felt it necessary to take these actions to conserve cash until we had a better understanding of the environment. In total, we estimate the COVID impact to be a $83 million decline in adjusted EBITDA.

On a consolidated basis, adjusted EBITDA was down 22 percent to $548 million. The decline was driven by COVID and lower political advertising, as expected in a non-political year.

Cash Flow from Operating Activities grew 25 percent and Free Cash Flow grew 26 percent, due to improved working capital, lower cap-ex, and lower restructuring as compared to last year.

Turning to slide 8

Liquidity and cash flow are critically important to Meredith, particularly during this time of heightened uncertainty.

Starting at the top of the slide, we ended 4Q’20 with $132 million of cash in the bank, nearly three times what we had in the prior year period and up $29 million from March 31, 2020. Our revolver balance decreased to zero at June 30, reflecting the $35 million repayment made since the end of the 3Q’20. As of today, the revolver remains unused.

As a Company, we’re measuring our performance in this environment by Free Cash Flow. We generated $124 million of Cash Flow from Operating Activities and $114 million of Free Cash Flow in 4Q’20, up 52 percent from the prior year. This improvement was primarily driven by working capital improvement, lower restructuring costs and lower cap-ex.

We had approximately $165 million of cash in the bank at the end of July and we expect Free Cash Flow in the first quarter of fiscal 2021 to be positive.

Turning to slide 9

During 4Q’20 we refinanced our preferred equity. While we appreciate the partnership and support from our preferred equity partner over the last two and a half years, this component of our capital structure was more expensive compared to the rest of our debt. For reference, our preferred equity carried an interest rate of 8.5 percent that increased annually before capping at LIBOR plus 10.5 percent.

By taking these actions, we estimate our annual cash savings at approximately $35 million through both lower interest rates and the new debt being tax deductible.

We also entered into an amendment to our revolving credit facility that increases the consolidated net leverage ratio in the financial covenants, providing us more short-term financial flexibility.

We have no immediate maturities: Our revolver comes due in 2023, secured notes and term loans in calendar ‘25 and unsecured notes in calendar ‘26.

Now I’ll turn it back to Tom for closing thoughts on slide 10.

TOM

Thanks Jason. Our consumers today are focused on food, home and the health and well-being of their families, along with news and information about their local communities. These subjects are the cornerstone of Meredith Corporation, and our brands that cover these subjects include Allrecipes, Better Homes & Gardens, and Southern Living, are the stronger performers in our portfolio today.

Since our last earnings update on May 14, advertising trends became less negative during the course of the fourth quarter. In July:

•We are seeing fewer client cancellations and/or campaign delays;
•RFP activity has picked up; and
•CPMs are strengthening in our digital business.

As we look into our fiscal 2021 first quarter, assuming no changes in trajectory due to COVID-19 or other macro factors, we see:

•National Media Group digital advertising flat to down in the low single digits, and comparable print advertising revenue down in the mid- to high-20 percent range.

•We see non-political advertising in our Local Media Group down in the mid-20 percent range, as well, due in part to expected crowding out by the coming political advertising cycle.

•We expect political advertising revenues in fiscal 2021 at levels similar to fiscal 2019.

As we look ahead to full year Fiscal 2021, we are pursuing several strategies to best position Meredith for growth.

•First, we will continue to innovate our digital capabilities to support our advertising and marketing partners with innovative and actionable consumer insights:

◦As an example, we’ve signed 15 clients to the new Meredith Audience Action Guarantee program that we launched in May. This program guarantees to advertisers that are investing in Meredith brands that a specific number of readers will take action as a result of seeing a brand campaign in Meredith magazines. This program and others helped grow our share of U.S. magazine advertising by 4 points to 35 percent for the first six months of calendar 2020.

◦We are collecting data and providing real-time insights to our advertising clients about changing consumer habits and trends. This enables us to help our clients tailor their creative campaigns with messaging appropriate to the current environment. It also helps us create direct connections between consumers and our clients to purchase products.

◦Our Local Media Group is also creating new advertising and sponsorship opportunities based on consumer trends that have emerged during the COVID-19 pandemic. These include a new series called Frontline Heroes sponsored by local clients that recognizes workers who put themselves in harms way to help those in need.

•Next, we are focused on continuing to develop our portfolio and strengthen both our competitive position and connection to the individual consumer. Consumer demand for our brands and services remains strong and we believe offers a long runway of opportunity. Consumer related revenues now account for approximately 50 percent of total Company revenues, up from approximately 25 percent over a decade ago. A consumer-focused strategy offers several benefits:

◦These important activities are mostly contractual and include retransmission, brand licensing and digital sources, along with stable subscription revenues;

◦The consumer reach of our portfolio, coupled with engagement, form the basis of our value proposition to advertisers. Our consumer engagement is a differentiator and positions us to benefit from incremental advertising spend when the economy recovers; and

•Finally, we continued optimizing cash and costs. We took a number of proactive steps toward this goal in fiscal 2020, including refinancing our preferred equity to lower our cost of capital and amending our revolving credit facility. We also paused our common stock dividend, temporarily reduced pay for the 60 percent of our highest-paid employees, and reduced capital expenditures and other expenses. These actions, taken in the fourth quarter of fiscal 2020 in response to COVID-19, helped drive strong growth in cash flow and provide more financial liquidity in these uncertain times.

With that, we’ll open it up to questions.